CONSENT OF INDEPENDENT AUDITORS

We consent to the references to our firm in the Statement of Additional Information incorporated by reference to the Prospectus of Ecofin Global Renewables Infrastructure Fund on the Registration Statement Form N-1A (No. 333-172080).

We also consent to the use of our reports dated August 3, 2020, with respect to the financial statements of

•	Tortoise Global Renewables Infrastructure Fund Limited and

•	Tortoise Global Renewables Infrastructure Master Fund Limited
for the year ended December 31, 2019, included in the Statement of Additional Information that is incorporated by reference to the Prospectus of Ecofin Global Renewables Infrastructure Fund filed with the Securities and Exchange Commission.

/s/ Ernst & Young
Chartered Accountants
Dublin, Ireland
August 4, 2020